Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED

CREDIT AGREEMENT AND COMMITMENT INCREASE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT AND COMMITMENT INCREASE AGREEMENT (this “First Amendment”) is dated and effective as of August 31, 2015 (the “First Amendment Effective Date”) by and among, WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Administrative Agent and a Lender (“Wells Fargo”), FIFTH THIRD BANK, as a Lender (‘Fifth Third”), KEYBANK NATIONAL ASSOCIATION, as a Lender (“KeyBank”), BANK OF AMERICA, N.A., as a Lender (“Bank of America”), LAKE CITY BANK, as a Lender (“Lake City”, and collectively with Wells Fargo, Fifth Third, KeyBank, and Bank of America, the “Lenders”), PATRICK INDUSTRIES, INC., an Indiana corporation (“Borrower”), and ADORN HOLDINGS, INC., a Delaware corporation (“Guarantor”).

Recitals

A.     Borrower, Administrative Agent and the Lenders are parties to that certain Amended and Restated Credit Agreement dated as of April 28, 2015 (the “Credit Agreement”).

B.     Borrower has requested that the Lenders and the Administrative Agent amend and modify the Credit Agreement to, among other things, (i) increase the aggregate amount of the Revolving Credit Commitments by Fifty Million Dollars ($50,000,000) to Two Hundred Twenty Five Million Dollars ($225,000,000) pursuant to Section 5.13 of the Credit Agreement, (ii) amend the terms governing Permitted Acquisitions, and (iii) reset the permitted aggregate amount for all future Incremental Revolving Credit Commitments.

C.     Subject to the terms and conditions stated in this First Amendment, the parties are willing to modify and amend the Credit Agreement, as provided in this First Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Administrative Agent, the Lenders, Borrower and Guarantor agree as follows:

1.     Definitions. Except as otherwise expressly stated in this First Amendment, all terms used in the Recitals and in this First Amendment that are defined in the Credit Agreement, and that are not otherwise defined herein, shall have the same meanings in this First Amendment as are ascribed to them in the Credit Agreement.

2.     Increase Provisions. Effective as of the First Amendment Effective Date and on the terms and subject to the conditions of this First Amendment:

(a)     Wells Fargo hereby increases its Revolving Credit Commitment by $17,900,000 (thereby increasing Wells Fargo’s Revolving Credit Commitment to a total of $61,300,000);

(b)     KeyBank hereby increases its Revolving Credit Commitment by $12,400,000 (thereby increasing KeyBank’s Revolving Credit Commitment to a total of $55,800,000);

(c)     Bank of America hereby increases its Revolving Credit Commitment by $15,500,000 (thereby increasing Bank of America’s Revolving Credit Commitment to a total of $50,500,000); and

(d)     Lake City hereby increases its Revolving Credit Commitment by $4,200,000 (thereby increasing Lake City’s Revolving Credit Commitment to a total of $14,000,000).

The agreements of the Lenders to increase each such Lender’s Revolving Credit Commitment under this Section 2 are several and not joint.

3.     Amendments to Credit Agreement. The following amendments are made to the Credit Agreement effective as of the First Amendment Effective Date:

(a)     New Definitions. The following definitions are added to Section 1.1 of the Credit Agreement to read in their entirety as follows:

“First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement and Commitment Increase Agreement, dated as of the First Amendment Effective Date, by and among the Borrower, Guarantor and the Lenders.

“First Amendment Effective Date” means August 31, 2015 or such later date on or before September 30, 2015 as the condition precedent set forth in Section 7(j) is satisfied.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (to the extent required to be reflected as a liability on the Borrower’s balance sheet in accordance with GAAP), deferred payments, or Equity Interests of the Borrower, net of the applicable acquired company’s cash and Cash Equivalent, balance (as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Project Splinter Acquisition” means the Borrower’s acquisition of certain assets of the corporation and limited liability company identified to the Lenders as “Project Splinter”.

(b)     Amended Definitions. The following definitions contained in Section 1.1 of the Credit Agreement are amended, and as so amended, restated in their entirety as follows:

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date. Notwithstanding the foregoing, (i) for purposes of Section 9.15(a) only, Consolidated Total Leverage Ratio means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on the date which is two days after the last day of the immediately preceding fiscal quarter to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, and (ii) for purposes of the definition of “Permitted Acquisition” only, Consolidated Total Leverage Ratio means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on the date of closing of the contemplated Acquisition to (b) Consolidated Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a)     no less than ten (10) days (or such lesser period as reasonably approved by Administrative Agent) prior to the proposed closing date of such Acquisition, the Borrower shall have delivered written notice of such Acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such Acquisition, if known;

(b)     the Acquisition shall have been approved by the board of directors (or equivalent governing body) and/or the stockholders (or other equityholders) of the Person to be acquired;

(c)     the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11;

(d)     if such Acquisition is a merger or consolidation, the Borrower or a Subsidiary Guarantor shall be the surviving Person and no Change in Control shall have been effected thereby;

(e)     the Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.14 to be delivered at the time required pursuant to Section 8.14;

(f)     no later than three (3) Business Days prior to the proposed closing date of such Acquisition, the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that on a Pro Forma Basis (after giving effect to such Acquisition and any Indebtedness incurred in connection therewith), (i) for Acquisitions with a closing date on or before March 31, 2016, the Consolidated Total Leverage Ratio is less than or equal to 2.50 to 1.00, or (ii) for Acquisitions with a closing date after March 31, 2016, the Consolidated Total Leverage Ratio is less than or equal to 2.25 to 1.00;

(g)     no later than three (3) Business Days prior to the proposed closing date of such Acquisition the Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent promptly upon the finalization thereof copies of substantially final Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information, which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(h)     no Event of Default or, to the Borrower’s knowledge, Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(i)     such Acquisition does not cause the Permitted Acquisition Consideration for all Acquisitions made from the First Amendment Effective Date until and including March 31, 2016 to exceed $40,000,000, excluding Permitted Acquisition Consideration related to the Project Splinter Acquisition;

(j)     [reserved]; and

(k)     the Borrower shall have (i) delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition, and (ii) provided such other documents and other information as may be reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) in connection with such purchase or other Acquisition.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to the account of the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) as set forth in Schedule 1.1(a). From the First Amendment Effective Date until the Revolving Credit Maturity Date, the aggregate Revolving Credit Commitment of all the Revolving Credit Lenders shall be $225,000,000.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term  Loan  Lender  to  make  a  portion  of  the  Term  Loan,  to  the  account  of  the  Borrower hereunder on the Closing Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loan. The aggregate Term Loan Commitment of all Term Loan Lenders on the Closing Date shall be $75,000,000.  As of the First Amendment Effective Date, the current outstanding Term Loans of all Term Loan Lenders is reflected on Schedule 1.1(a).

(c)     Amendment to Section 5.13. The introductory paragraph to subsection (a) of Section 5.13 of the Credit Agreement is amended, and as so amended, restated in its entirety as follows:

“(a)     At any time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more increases in the Revolving Credit Commitments (the “Incremental Revolving Credit Commitments”) to make incremental revolving credit loans (any such increases, the “Incremental Revolving Credit Increases”); provided that (1) the total aggregate amount for all such Incremental Revolving Credit Commitments shall not (as of any date of incurrence thereof) exceed $50,000,000 (excluding the Incremental Revolving Credit Commitment made pursuant to the First Amendment), and (2) the total aggregate amount for each Incremental Revolving Credit Commitment (and the Incremental Revolving Credit Increases made thereunder) shall not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Revolving Credit Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent. The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Revolving Credit Commitment (any such Person, an “Incremental Lender”). Any Lender or any Incremental Lender offered or approached to provide all or a portion of any Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment. Any Incremental Revolving Credit Commitment shall become effective as of such Increased Amount Date; provided that:”

(d)     Amendment to Schedule 1.1(a). Schedule 1.1(a) attached to the Credit Agreement is amended, and as so amended, restated in its entirety in the form of Exhibit A attached hereto.

4.     Waiver of Mortgage Amendments. Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, the Lenders and Administrative Agent hereby waive any requirement for the Borrower to execute and deliver an amendment in connection herewith related to either (i) that certain Deed to Secure Debt and Security Agreement executed by Borrower in favor of Administrative Agent, dated October 24, 2012, covering certain real estate and other property described therein located in Lowndes County, Georgia; or (ii) that certain Future Advance Real Property Mortgage, Security Agreement, Assignment of Rents and Fixture Filing executed by Borrower in favor of Administrative Agent, dated October 24, 2012, covering certain real estate and other property described therein located in Morgan County, Alabama.

5.     Representations of Borrower.  Borrower represents and warrants to the Lenders and Administrative Agent as follows:

(a)     (i) The execution, delivery and performance of this First Amendment and all agreements and documents delivered pursuant hereto by Borrower have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Borrower, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this First Amendment and all agreements and documents delivered pursuant hereto; and (iii) this First Amendment and all agreements and documents delivered pursuant hereto by Borrower are the legal, valid and binding obligations of Borrower, as a signatory thereto, and enforceable against Borrower in accordance with the terms thereof.

(b)     After giving effect to the amendments contained in this First Amendment, the representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects on and as of the First Amendment Effective Date with the same force and effect as if made on and as of the First Amendment Effective Date, except that the representation in Section 7.15 of the Credit Agreement shall be deemed to refer to the financial statements of Borrower most recently delivered to the Lenders and Administrative Agent prior to the First Amendment Effective Date.

(c)     No Event of Default or, to the knowledge of Borrower, Default shall have occurred and be continuing under the Credit Agreement as of the First Amendment Effective Date.

(d)     No Default or Event of Default shall be caused by, and Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15 of the Credit Agreement both before and after giving effect to, (1) the Incremental Revolving Credit Commitment contemplated herein, and (2) the making of any Incremental Revolving Credit Increase pursuant hereto.

6.     Consent and Representations of Guarantor. Guarantor represents and warrants to the Lenders and Administrative Agent as follows:

(a)     Guarantor, by Guarantor’s execution of this First Amendment, expressly consents to the execution, delivery and performance by Borrower, the Lenders and Administrative Agent of this First Amendment and all agreements, instruments and documents delivered pursuant hereto, and agrees that neither the provisions of this First Amendment nor any action taken or not taken in accordance with the terms of the this First Amendment shall constitute a termination, extinguishment, release, or discharge of any of its obligations under the Amended and Restated Guaranty, dated as of April 28, 2015, executed by Guarantor in favor of the Lenders and Administrative Agent (as the same has been and may hereafter be amended and/or restated from time to time and at any time, the “Guaranty”), guaranteeing to the Lenders and Administrative Agent the payment of the Guaranteed Obligations (as such term is defined in the Guaranty) when due or provide a defense, set off, or counterclaim to it with respect to any Guarantor’s obligations under the Guaranty or any other Loan Documents. Guarantor affirms to the Lenders and Administrative Agent that the Guaranty is in full force and effect, is a valid and binding obligation of Guarantor and continues to secure and support the Guaranteed Obligations.

(b)     (i) The execution, delivery and performance of this First Amendment and all agreements and documents delivered pursuant hereto by Guarantor have been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Guarantor, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Guarantor is a party or by which Guarantor or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Guarantor of this First Amendment and all agreements and documents delivered pursuant hereto; and (iii) this First Amendment and all agreements and documents delivered pursuant hereto by Guarantor are the legal, valid and binding obligations of Guarantor, as a signatory thereto, and enforceable against Guarantor in accordance with the terms thereof.

(c)     The request for and the grant of the confirmations, consents and waivers given herein shall not establish a course of conduct or dealing among the Lenders, Administrative Agent and Guarantor and shall not impose any obligation on the Lenders or Administrative Agent to consult with, notify or obtain the consent of the Guarantor in the future if the financial accommodations provided to the Borrower should be revised, amended or increased.

7.     Conditions.  The obligation of the Lenders and Administrative Agent to execute and to perform this First Amendment shall be subject to full satisfaction of the following conditions precedent on or before the First Amendment Effective Date (in the case of deliveries of executed documents, such condition shall be satisfied by delivery of an electronic copy, with delivery of originals to promptly follow):

(a)     There shall exist no Event of Default or, to the knowledge of Borrower, Default.

(b)     All liens in favor of the Lenders shall be in full force and effect with the required priority.

(c)     This First Amendment shall have been duly executed and delivered by Borrower and Guarantor to the Lenders and Administrative Agent.

(d)     The Amended and Restated Revolving Credit Note, dated as of even date herewith, in favor of Wells Fargo in the original principal amount of $61,300,000 shall have been duly executed and delivered by Borrower to Wells Fargo.

(e)     The Amended and Restated Revolving Credit Note, dated as of even date herewith, in favor of KeyBank in the original principal amount of $55,800,000 shall have been duly executed and delivered by Borrower to KeyBank.

(f)     The Amended and Restated Revolving Credit Note, dated as of even date herewith, in favor of Bank of America in the original principal amount of $50,500,000 shall have been duly executed and delivered by Borrower to Bank of America.

(g)     The Amended and Restated Revolving Credit Note, dated as of even date herewith, in favor of Lake City in the original principal amount of $14,000,000 shall have been duly executed and delivered by Borrower to Lake City.

(h)     Borrower shall have paid to Wells Fargo Securities, LLC all fees and expenses required to be paid pursuant to the Engagement Letter dated as of July 31, 2015, by Wells Fargo Securities, LLC and agreed to and accepted by Borrower.

(i)     Copies of such corporate documents or resolutions of Borrower or Guarantor as Administrative Agent or the Lenders may request evidencing necessary corporate action by Borrower or Guarantor with respect to this First Amendment and all other agreements or documents delivered pursuant hereto as any Lender or Administrative Agent may request.

(j)     The applicable waiting period and any extensions of the filings in respect of the Project Splinter Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), shall have expired or been terminated and, if any second request is made by the Federal Trade Commission and the Antitrust Division of the Justice Department, such request is satisfied, dismissed or resolved by September 30, 2015. If the condition set forth in this clause (j) is not satisfied by September 30, 2015, this First Amendment shall have no force or effect.

8.     Fees. Borrower shall promptly pay all costs and expenses incurred by the Lenders and Administrative Agent in connection with the negotiation, preparation and closing of this First Amendment and the other documents and agreements delivered pursuant hereto, including the reasonable and documented fees and out-of-pocket expenses of Faegre Baker Daniels LLP, special counsel to Administrative Agent.

9.     Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by the Lenders as contemplated by this First Amendment, Borrower and Guarantor, jointly and severally, hereby waive, release, and forever discharge the Lenders and Administrative Agent from and against any and all rights, claims or causes of actions of Borrower or Guarantor against the Lenders or Administrative Agent arising from any Lender’s or Administrative Agent’s actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the First Amendment Effective Date.

10.     Binding on Successors and Assigns. All of the terms and provisions of this First Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

11.     Governing Law/Entire Agreement/Survival/Miscellaneous. This First Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state and without giving effect to the choice or conflicts of laws principles of any other jurisdiction. This First Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this First Amendment shall survive the execution and delivery of this First Amendment, and shall not be affected by any investigation made by any person. The Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

12.     Amendment of Other Loan Documents. All references to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as modified and amended by this First Amendment and as it may be further amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time. The other Loan Documents are hereby modified and amended to the extent necessary to conform them to, or to cause them to accurately reflect, the terms of the Credit Agreement, as modified by this First Amendment. Except as otherwise expressly provided herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents, as modified and amended by this First Amendment, remain in full force and effect, and fully binding on the parties thereto and their respective successors and assigns.

13.     Further Assurances. The parties shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of any other party to carry out the provisions and purposes of this First Amendment.

14.     Counterparts. This First Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. In the event any party executes and delivers this First Amendment via facsimile or electronic transmission, such party hereby agrees that for the purposes of enforcement and all applicable statutes, laws and rules, including, without limitation, the Uniform Commercial Code, rules of evidence and statutes of fraud: (i) the facsimile or electronic signature of such party shall constitute a binding signature of such party as a symbol and mark executed and adopted by such party with a present intention to authenticate this First Amendment; (ii) the facsimile or electronic transmission of this First Amendment shall constitute a writing signed by such party; and (iii) the facsimile or electronic transmission of this First Amendment shall constitute an original of and best evidence of this First Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective authorized signatories.

PATRICK INDUSTRIES, INC., as Borrower

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Executive Vice President-Finance, Chief Financial Officer, Secretary and Treasurer

ADORN HOLDINGS, INC., as Guarantor

By:	/s/ Andy L. Nemeth
Andy L. Nemeth, Secretary and Treasurer

Signature Page to First Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ David W. O’Neal
David W. O’Neal, Senior Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Craig Ellis
Craig Ellis, Vice President

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Geoffrey R. Henry
Geoffrey R. Henry, Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael T. Sands
Michael T. Sands, Assistant Vice President

LAKE CITY BANK, as a Lender

By:	/s/ Michael E. Gavin
Michael E. Gavin, Executive Vice President and Chief Credit Officer

Signature Page to First Amendment to Credit Agreement

Exhibit A

Schedule 1.1(a) Commitments/Loans

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loans Outstanding	Term Loan Percentage	Total Credit Exposure
Wells Fargo Bank, National Association	$61,300,000	27.24%	$17,935,714.34	24.80%	$79,235,714.34
KeyBank National Association	$55,800,000	24.80%	$17,935,714.34	24.80%	$73,735,714.34
Bank of America, N.A.	$50,500,000	22.44%	$14,464,285.76	20.00%	$64,964,285.76
Fifth Third Bank	$43,400,000	19.29%	$17,935,714.34	24.80%	$61,335,714.34
Lake City Bank	$14,000,000	6.22%	$4,050,000.02	5.60%	$18,050,000.02
Total	$225,000,000	100%	$72,321,428.80	100%	$297,321,428.80